Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
Feb. 13, 2015

Media Contact:	Investor Contact:
Melanie Moir	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7395

Portland General Electric reports 2014 financial results and initiates 2015 earnings guidance
General rate case filing seeks inclusion of new power plant in customer prices, effective 2016

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $175 million, or $2.18 per diluted share, for the year ended Dec. 31, 2014. This compares with $105 million, or $1.35 per diluted share, for 2013. Net income was $43 million, or 55 cents per diluted share, for the fourth quarter of 2014 compared with $47 million, or 59 cents per diluted share, for the comparable period of 2013. In addition, the company is initiating full-year 2015 earnings guidance of $2.20 to $2.35 per diluted share.

“I’m very proud of our employees’ accomplishments in delivering outstanding customer service along with strong operating and financial performance in 2014,” said Jim Piro, president and chief executive officer. “In addition to achieving excellent performance at our generating facilities, we delivered on the significant objective of completing two new major generating plants -- on time and on budget. These plants will play an important role in meeting our customers’ energy needs for years to come in a safe, sustainable and reliable manner.”

2014 Earnings Compared to 2013
The increase in annual net income was largely due to the expense in 2013 of capitalized costs related to termination of the Cascade Crossing Transmission Project and an industrial customer refund recorded in 2013. Results for 2014 reflect an increase in allowance for equity funds used during construction for the company’s three new generating resources, improved generation plant operations and alignment of our revenues with our cost structure with implementation of new retail prices on January 1, 2014. The increase in net income was partially offset by a higher effective tax rate in 2014 over 2013. Excluding the Cascade Crossing expense and the industrial customer refund, PGE’s non-GAAP adjusted earnings per share for 2013 would have been $1.84.

Company Updates

Generation Projects

•
Tucannon River Wind Farm - PGE’s second fully owned and operated large-scale wind project with total installed capacity of 267 megawatts, was placed into service on December 15, 2014 and will allow PGE to increase the amount of renewable power in its system and meet the requirements of Oregon’s Renewable Portfolio Standard. As of December 31, 2014, $501 million is included in Electric utility plant related to Tucannon River Wind Farm. The Company estimates that final completion of the wind farm will require approximately $29 million of capital expenditures in 2015.

•
Port Westward Unit 2 - PGE’s 220 megawatt natural gas-fired power plant was placed into service on December 30, 2014 and is designed for maximum flexibility to help meet real-time fluctuations in customer demand and integrate intermittent renewable resources, such as wind. As of December 31, 2014, $295 million is included in Electric utility plant related to Port Westward Unit 2. The Company estimates that final completion of the plant will require approximately $20 million of capital expenditures in 2015.

•
Carty Generating Station - Construction is on schedule for the 440 megawatt natural gas-fired baseload power plant located near Boardman, Ore. The plant is expected to be placed into service during the second quarter of 2016 at an estimated cost of $450 million, excluding AFDC. Major foundation work and the cooling tower are complete, the heat recovery steam generator modules and casings have been installed and welding of piping components has commenced.

Updates on General Rate Cases

2015 GRC
On December 4, 2014, the Oregon Public Utility Commission (OPUC) issued an order that, when combined with customer credits, resulted in an overall increase in customer prices of approximately one percent. Embedded in the price change was a decrease related to PGE’s base business and customer credits, and increases related to the addition of the Tucannon River Wind Farm and Port Westward Unit 2. These prices became effective January 1, 2015 and reflect:
•Return on equity of 9.68 percent;
•Capital structure of 50 percent debt and 50 percent equity;
•Cost of capital of 7.56 percent;

•	Rate base of $3.8 billion;

•	Annual revenue increase of $15 million.

2016 GRC
Late yesterday, PGE filed a general rate case with a 2016 test year which would result in an overall price increase of 3.7 percent effective in 2016, primarily to recover the costs associated with the Carty Generating Station which is expected to begin serving customers in the second quarter of 2016. PGE has initiated a comprehensive 10-month review and approval process with the OPUC in order to include this resource in prices when the plant goes in service. The requested price increase reflects:

•	Return on equity of 9.90 percent;

•	Capital structure of 50 percent debt and 50 percent equity;

•	Cost of capital of 7.67 percent;

•	Rate base of $4.5 billion;

•	Annual revenue increase of $66 million, net of customer credits and supplemental tariff updates.

PGE expects the Commission to issue a final order with approved price changes before the end of 2015, with new customer prices expected to be effective in two stages. A price reduction of approximately 1.0 percent is expected on Jan. 1, 2016 reflecting an increase in base business costs more than offset by the amortization of customer credits and supplemental tariff updates, and a price increase of approximately 4.7 percent for the Carty Generating Station is expected to be effective when the plant is placed into service in the second quarter of 2016.

The specific impact on individual customers’ bills will vary depending on usage and customer class. If the OPUC approves PGE’s request as submitted, typical residential customers using a monthly average of 840 kilowatt-hours of power would see their bill increase by about three dollars per month when Carty goes into service.

Fourth quarter operating results

Retail revenues decreased $2 million in the fourth quarter of 2014 compared with the fourth quarter of 2013, which was driven by an 11 percent decrease in residential energy deliveries resulting from warmer weather. During the fourth quarter of 2014, heating degree-days (an indicator of the extent to which customers are likely to have used electricity for heating) were 25 percent lower than in the fourth quarter of 2013. Commercial and industrial deliveries combined were comparable to the fourth quarter of 2013. Adjusting for the effects of weather and one large paper customer, total retail deliveries in the fourth quarter of 2014 were 0.5 percent lower than in the fourth quarter of 2013. Revenue increased approximately $5 million due to storm cost reserves, which were offset in operating and maintenance expenses.

Net variable power costs, which consist of purchased power and fuel expense net of wholesale revenues, decreased $35 million in the fourth quarter of 2014 compared to the fourth quarter of 2013. The decrease is largely due to a 15 percent decrease in the average variable power cost per MWh resulting from increases in energy received from the Company’s generating resources, combined with a 28 percent decline in the cost of natural-gas fired generation. In the fourth quarter of 2013, the Company had unplanned plant outages at two thermal generating facilities and incurred $6 million of incremental replacement power costs related to the outages.

Total operating and maintenance expenses were $139 million in the fourth quarter of 2014 compared with $117 million in the fourth quarter of 2013. The $22 million, or 19 percent, increase was largely due to higher storm-related restoration costs (which were partially offset in revenue by using $5 million of storm cost reserves), increased operating costs for Boardman as a result of the company’s ownership percent increasing to 80 percent from 65 percent in December 2013, and higher plant and distribution maintenance expenses.

Depreciation and amortization expense was $15 million higher in the fourth quarter of 2014 compared with the fourth quarter of 2013, with $8 million related to timing of the deferral and amortization of costs of four capital projects as authorized in the company’s 2011 General Rate Case. In the fourth quarter of 2013, PGE deferred $4 million of costs related to these four projects and in the fourth quarter of 2014, the company recorded $4 million of amortization expense related to the recovery of these costs (offset in retail revenues). Capital additions also increased depreciation and amortization expense by $5 million.

2014 annual operating results

Retail revenues increased $71 million in 2014 compared to 2013 primarily due to the net effect of the following:

•	$60 million increase related to higher average retail prices effective January 1, 2014;

•	$20 million increase as a result of the collection of deferred costs related to four capital projects beginning January 1, 2014 (offset in Depreciation and amortization expense); and

•
$14 million increase as a result of a $9 million industrial customer refund recorded in the second quarter of 2013 and a $5 million increase related to other various items including the use of storm reserves, partially offset by;

•	$10 million decrease related to the decoupling mechanism; and,

•
$13 million decrease related to an 0.8 percent decline in retail energy deliveries, with a 3.1 percent decrease in residential loads, partially offset by increases of 0.7 percent and 0.8 percent in commercial and industrial sales, respectively.

Net variable power costs decreased $59 million for 2014 compared with 2013, primarily driven by a $44 million decrease related to a 6 percent decline in the average variable power cost per MWh and $17 million in replacement power costs incurred in 2013 in connection with unplanned outages. In addition, an 11 percent increase in the average price per MWh of wholesale power sales combined with a 7 percent increase in the volume of wholesale power sale contributed to the decrease in NVPC.

Total operating and maintenance expenses were $484 million in 2014 compared with $444 million in 2013. The $40 million, or 9 percent, increase is primarily due to the following:

•
$10 million primarily due to storm related and restoration costs as the company's service territory experienced three major wind storms during the fourth quarter, $5 million of which was offset in revenues through our storm recovery mechanism for the three major storms during Q4;

•	$7 million as a result of the Company’s ownership interest in Boardman increasing from 65% to 80% on December 31, 2013;

•	$17 million for numerous items including maintenance, generation, transmission and distribution, partially offset by the $3 million expense for the 2013 renewable benchmark bid;

•	$8 million due to a number of items including higher incentive compensation as a result of improved performance, medical, and technology costs, offset by lower pension, injury and damage expense.

Cascade Crossing transmission project consisted of $52 million of costs charged to expense in the second quarter of 2013 due to the termination of the project.

Depreciation and amortization expense was $301 million in 2014 compared with $248 million in 2013. The $53 million, or 21% increase is primarily due to timing of the deferral and amortization of costs of four capital projects as authorized in the company’s 2011 General Rate Case. In 2013, PGE deferred $17 million of costs related to these four projects and in 2014, the company recorded $16 million of amortization expense related to the recovery of these costs (offset in retail revenues). Capital additions also increased depreciation and amortization expense by $16 million.

Interest expense, net decreased $5 million in 2014 compared with 2013, with a $16 million decrease due to an increase in the allowance for borrowed funds used for construction resulting from a higher average construction work-in-progress (CWIP) balance from the construction of the three new generating plants, partially offset by an increase in the average balance of debt outstanding during 2014 compared with 2013.

Other income, net increased $18 million in 2014 compared with 2013, primarily driven by a $24 million increase in the allowance for equity funds used for construction resulting from the higher average CWIP balance, partially offset by a decrease in earnings from the non-qualified benefit plan trust assets.

Income taxes increased $40 million, in 2014 compared with 2013, largely due to an increase in pre-tax income, which was driven in part by the $52 million charge to expense of capitalized costs related to the Cascade Crossing transmission project and a $9 million customer refund, both of which were recorded in 2013. The company’s effective tax rate increased to 26.0 percent in 2014 compared with 16.8 percent in 2013 due primarily to the increase in pre-tax income and the smaller relative percentage thereof represented by federal and state tax credits, partially offset by the effect of increased AFDC equity.

2013 adjusted operating earnings per share

Excluding the impacts of the Cascade Crossing charge and the customer billing matter, PGE’s adjusted operating earnings for 2013 would be $1.84 per share, as shown below:

2013 GAAP earnings per share	$1.35
Exclude the Cascade Crossing expense	0.42
Exclude the customer billing matter revenue reduction	.07
2013 Non-GAAP adjusted operating earnings per share	$1.84

PGE believes this non-GAAP adjusted earnings reconciliation is useful to investors, analysts, rating agencies and other parties, as it facilitates the analysis of our results of operations from one period to another and provides clarity concerning the impact of certain events on operational results.

2015 earnings guidance

PGE is initiating full-year 2015 earnings guidance of $2.20 to $2.35 per diluted share. Guidance is based on the following assumptions:

•	Retail deliveries growth of approximately 1%;

•	Average hydro conditions;

•	Wind generation based on five years of historical levels or forecast studies when historical data is not available;

•	Normal thermal plant operations;

•	Operating and maintenance costs between $510 and $530 million;

•	Depreciation and amortization expense between $300 and $310 million; and,

•	Capital expenditures of approximately $629 million.

Fourth quarter 2014 earnings call and web cast — Feb. 13, 2015

PGE will host a conference call with financial analysts and investors on Friday, Feb. 13, 2015, at 11 a.m. ET. The conference call will be web cast live on the PGE website at PortlandGeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Friday, Feb. 13, 2015 through Friday, Feb. 20, 2015.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 842,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues, net	$500	$499	$1,900	$1,810
Operating expenses:
Purchased power and fuel	185	219	713	757
Generation, transmission and distribution	76	56	257	225
Cascade Crossing transmission project	—	—	—	52
Administrative and other	63	61	227	219
Depreciation and amortization	77	62	301	248
Taxes other than income taxes	27	24	109	103
Total operating expenses	428	422	1,607	1,604
Income from operations	72	77	293	206
Interest expense, net (1)	25	26	96	101
Other income:
Allowance for equity funds used during construction	11	5	37	13
Miscellaneous income, net	—	2	1	7
Other income, net	11	7	38	20
Income before income taxes	58	58	235	125
Income taxes	15	11	61	21
Net income	43	47	174	104
Less: net loss attributable to noncontrolling interests	—	—	(1)	(1)
Net income attributable to Portland General Electric Company	$43	$47	$175	$105

Weighted-average shares outstanding (in thousands):
Basic	78,210	78,068	78,180	76,821
Diluted	81,174	78,812	80,494	77,388
Earnings per share:
Basic	$0.57	$0.59	$2.24	$1.36
Diluted	$0.55	$0.59	$2.18	$1.35

(1) Includes an allowance for borrowed funds used during construction	$7	$3	$22	$7

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$127	$107
Accounts receivable, net	149	146
Unbilled revenues	93	104
Inventories	82	65
Regulatory assets—current	133	66
Other current assets	115	103
Total current assets	699	591
Electric utility plant, net	5,679	4,880
Regulatory assets—noncurrent	494	464
Nuclear decommissioning trust	90	82
Non-qualified benefit plan trust	32	35
Other noncurrent assets	48	49
Total assets	$7,042	$6,101

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$156	173
Liabilities from price risk management activities—current	106	49
Current portion of long-term debt	375	—
Accrued expenses and other current liabilities	236	171
Total current liabilities	873	393
Long-term debt, net of current portion	2,126	1,916
Regulatory liabilities—noncurrent	906	865
Deferred income taxes	625	586
Unfunded status of pension and postretirement plans	237	154
Liabilities from price risk management activities—noncurrent	122	141
Asset retirement obligations	116	100
Non-qualified benefit plan liabilities	105	101
Other noncurrent liabilities	21	25
Total liabilities	5,131	4,281
Total equity	1,911	1,820
Total liabilities and equity	$7,042	$6,101

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$174	$104
Depreciation and amortization	301	248
Capitalized costs expensed related to Cascade Crossing	—	52
Other non-cash income and expenses, net included in Net income	70	51
Changes in working capital	(19)	68
Proceeds received from legal settlement	6	44
Other, net	(14)	(23)
Net cash provided by operating activities	518	544
Cash flows from investing activities:
Capital expenditures	(1,007)	(656)
Contribution to Nuclear decommissioning trust	(6)	(44)
Other, net	19	8
Net cash used in investing activities	(994)	(692)
Cash flows from financing activities:
Net issuance of long-term debt	583	277
Proceeds from issuance of common stock, net of issuance costs	—	67
Maturities of commercial paper, net	—	(17)
Dividends paid	(87)	(84)
Net cash provided by financing activities	496	243
Increase in cash and cash equivalents	20	95
Cash and cash equivalents, beginning of year	107	12
Cash and cash equivalents, end of year	$127	$107

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues (dollars in millions):
Retail:
Residential	$240	$250	$893	$861
Commercial	164	159	657	619
Industrial	57	57	221	217
Subtotal	461	466	1,771	1,697
Other accrued (deferred) revenues, net	3	—	(8)	(5)
Total retail revenues	464	466	1,763	1,692
Wholesale revenues	22	21	95	80
Other operating revenues	14	12	42	38
Total revenues	$500	$499	$1,900	$1,810

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,990	2,232	7,462	7,702
Commercial	1,733	1,764	6,931	6,896
Industrial	838	832	3,211	3,210
Total retail energy sales	4,561	4,828	17,604	17,808
Retail energy deliveries:
Commercial	140	137	563	545
Industrial	276	258	1,099	1,066
Total retail energy deliveries	416	395	1,662	1,611
Total retail energy sales and deliveries	4,977	5,223	19,266	19,419
Wholesale energy deliveries	628	461	2,520	2,353
Total energy sold and delivered	5,605	5,684	21,786	21,772

Number of retail customers at end of period:
Residential			738,008	732,341
Commercial			103,637	103,021
Industrial			198	204
Direct access			430	504
Total retail customers			842,273	836,070

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,387	1,084	4,466	4,070
Natural gas	1,156	1,076	3,429	3,375
Total thermal	2,543	2,160	7,895	7,445
Hydro	458	415	1,750	1,646
Wind	219	199	1,172	1,200
Total generation	3,220	2,774	10,817	10,291
Purchased power:
Term	1,228	1,652	5,926	6,472
Hydro	349	343	1,568	1,629
Wind	50	41	317	311
Spot	608	697	2,626	2,547
Total purchased power	2,235	2,733	10,437	10,959
Total system load	5,455	5,507	21,254	21,250
Less: wholesale sales	(628)	(461)	(2,520)	(2,353)
Retail load requirement	4,827	5,046	18,734	18,897

	Heating Degree-days		Cooling Degree-days
	2014	2013	2014	2013
1st Quarter	1,891	1,902	—	—
Average	1,864	1,850	—	—
2nd Quarter	530	593	57	82
Average	713	721	70	68
3rd Quarter	18	90	579	457
Average	85	82	382	385
4th Quarter	1,355	1,801	17	—
Average	1,602	1,586	1	1
Annual total	3,794	4,386	653	539
Annual total average	4,264	4,239	453	454
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).